Exhibit 10.20

August 28, 2008

Mr. Carl Mills

[HOME ADDRESS]

Subject:     Transition Agreement

Dear Carl:

This letter sets forth our agreement (the “Transition Agreement”) regarding your transition and separation from employment with QuickLogic Corporation (“QuickLogic”).

1.                                       TERMINATION OF EMPLOYMENT.  Your employment with QuickLogic will terminate on the earlier of (a) the date you commence employment with another employer or begin work as a consultant on an engagement that requires at least 30 hours of work per week and is scheduled to last at least three months (“Employment”); (b) the date that your replacement as Chief Financial Officer at QuickLogic commences employment with the company, unless QuickLogic requests and you agree to remain employed for a short transition period to assist the new Chief Financial Officer in the assumption of his or her duties, in which case the end of that transition period; or (c) immediately upon written notice by you or QuickLogic (your “Termination Date”).  Under any of these scenarios, the termination of your employment will be reflected on QuickLogic’s personnel records as a voluntary resignation.

2.                                       DUTIES, COMPENSATION, AND BENEFITS PRIOR TO TERMINATION DATE.  During the period before your Termination Date, you will continue to perform your job duties as QuickLogic’s Chief Financial Officer under the supervision and direction of QuickLogic’s Chief Executive Officer and/or Board of Directors and continue to receive your existing compensation and benefits.  In the event you agree to remain employed for a short transition period to assist the new Chief Financial Officer in the assumption of his or her duties as set forth in Section 1(b) above, you will be given the title of Vice President, Business Development, and continue to report directly to QuickLogic’s Chief Executive Officer throughout the agreed upon transition period.

3.                                       ACCRUED SALARY; HEALTH-INSURANCE COVERAGE; STOCK OPTIONS.  Upon your Termination Date, QuickLogic will pay to you all accrued salary earned as of your Termination Date, less applicable payroll tax withholding and deductions.  On the date which is the earlier of your Termination Date or March 13, 2009, you will also receive a lump-sum payment equal to (a) the difference between an annual base salary of $200,000 (the “Adjusted Salary”) and your current base salary of $175,000, ratably adjusted for the period from January 1, 2008, to such date plus (b) the difference between the 2008 incentives earned based on target incentive compensation of $80,000 compared with current target incentive compensation of $75,000 per year, less applicable payroll tax withholding and deductions.  If your Termination Date is after March 13, 2009, you will also receive a lump sum payment equal to (a) the difference between the Adjusted Salary and your current base salary plus (b) the difference between 2009 incentives earned based on target incentive compensation of $80,000 compared with your current target incentive compensation of $75,000 per year, ratably adjusted for the period from March 14, 2009 to your Termination Date, less applicable payroll tax withholding and deductions, on your Termination Date, but in no event later than March 13, 2010. In addition, you will receive notice of your right to continue your health-insurance coverage pursuant to COBRA.  Vesting of your outstanding QuickLogic stock options will cease as of your Termination Date, any unvested options will expire as of that time, and any vested options must be exercised in accordance with the terms of your applicable option agreements.

4.                                       SEPARATION PAYMENTS AND BENEFITS.  Although QuickLogic has no policy or procedure requiring any separation payment and benefits, in exchange for your acceptance of this Transition Agreement and compliance with your obligations under it and, after your Termination Date, your execution of a Supplemental Release of Claims in the form evidenced by Appendix A to this Transition Agreement, QuickLogic will provide you with the following separation payments and benefits:

a.                                       Severance pay and benefits.  You will receive severance pay consisting of your Adjusted Salary and quarterly variable incentive pay of $20,000 pro-rated for the period from your Termination Date to the date on which you commence Employment or six months after your Termination Date, whichever is earlier, less applicable payroll tax withholding and deductions.  For the same severance period, you will receive reimbursement of your COBRA premiums (assuming you have elected COBRA continuation of your health-insurance coverage).  Your severance pay and your COBRA-premium reimbursement will be payable in accordance with QuickLogic’s regular payroll schedule commencing on the first payroll date after the Effective Date of your Supplemental Release of Claims.  You will notify QuickLogic if you commence Employment with another employer prior to the expiration of this transition period.  If you fail to notify QuickLogic of such Employment, you will repay to QuickLogic the amount of Adjusted Salary and COBRA-premium reimbursement that you received since the date that such Employment commenced. If on March 13, 2009, you have not commenced Employment and have not received six months of severance payments and COBRA-premium reimbursement as described above, you will receive on March 13,

2009 a lump sum payment equal to the difference between six months of such severance pay and COBRA-premium reimbursement and any such severance pay and COBRA-premium reimbursement you have already received.

b.                                      Incentive Payments.  You will receive incentive payments for the quarter in which your Termination Date occurs, pro-rated to your Termination Date.  The incentive payments will be made after the Effective Date of the Transition Agreement as set forth below, be payable in accordance with QuickLogic’s regular payroll schedule, and be paid less standard payroll deductions and withholdings.  Payments will be based on the formula approved for 2008 executive bonus and variable incentive compensation to be paid in accordance with the 2005 Executive Bonus Plan.

5.                                      OUTPLACEMENT SUPPORT.  You will receive executive outplacement and job search support in an amount not to exceed $15,000.

6.                                      EMPLOYMENT REFERENCES.  You will refer all employment reference inquiries to QuickLogic’s Vice President of Human Resources and Development, who will confirm the dates of your employment and positions held or to E. Thomas Hart, QuickLogic’s Chief Executive Officer, whom you have authorized to provide a general reference.

7.                                       RETURN OF COMPANY PROPERTY.  By no later than your Termination Date, you will return to QuickLogic all company property and documents (originals and copies) in your possession or control, including, but not limited to, files, notes, memoranda, correspondence, records, reports, financial information, computer-recorded information, tangible property, credit cards, entry cards, and identification badges and keys; and any other materials of any kind that contain or embody any proprietary or confidential material (originals and copies) belonging to QuickLogic.

8.                                       INTERNAL REVENUE CODE SECTION 409A.  Notwithstanding any other provision of this Transition Agreement, if a delay in making any payment or providing any benefit under this Transition Agreement is required by Internal Revenue Code Section 409A and any Treasury Regulations, and IRS guidance thereunder, or necessary in our good faith judgment, to avoid you incurring additional tax under Section 409A, such payments or benefits shall not be paid or provided until the end of six months following your Termination Date in accordance with Code Section 409A.

9.                                      CONFIDENTIAL AND PROPRIETARY INFORMATION.  You will continue to maintain the confidentiality of all confidential and proprietary information of QuickLogic and will continue to comply with the terms and conditions of your Employment Proprietary Information, Invention & Arbitration Agreement (the “Employment Agreement”), a copy of which is attached to this Transition Agreement as Appendix B.

10.                                NON-SOLICITATION.  For a period of 12 months immediately following the Effective Date of this Transition Agreement, you will not, either directly or indirectly, solicit, induce, recruit or encourage any of QuickLogic’s employees or consultants to leave their employment, or attempt to do so, either for yourself or any other person or entity.

11.                               NON-DISPARAGEMENT.  You will not disparage QuickLogic, its business, or its products, or its directors, shareholders, and employees, provided that you will respond truthfully to any questions, inquiry, or request for information when required by legal process.  QuickLogic agrees, through its officers and directors, that it will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements to any third party that defame, disparage, or in any way criticize your personal and/or business reputation, practices or conduct.  “Third party” as used in this paragraph means (a) someone not employed by or affiliated with QuickLogic; or (b) someone employed by or affiliated with QuickLogic who does not have a legitimate business need to receive the statement by QuickLogic.

12.                               CONFIDENTIALITY.  You will hold in strictest confidence the terms and conditions of this Transition Agreement, including the fact and amounts of the separation payment and benefits made under it, and will not disclose or publicize that information in any manner whatsoever; provided, however, you may disclose that information in confidence to: (a) your spouse; (b) your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) an arbitrator or court insofar as is necessary to pursue or defend any action relating to the Transition Agreement.  You may also disclose that information as otherwise required by law.  In particular, and without limitation, you will not discuss this Transition Agreement with current or former QuickLogic employees or other personnel, other than the Chief Executive Officer of QuickLogic, or any other officer of QuickLogic authorized to discuss the Transition Agreement with you.

13.                                RELEASE OF CLAIMS.

a.                                       In consideration of the separation payment and benefits you will receive under this Transition Agreement, you fully and forever release, on behalf of yourself and your heirs, family members, executors, agents, and assigns, QuickLogic and its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (“the Releasees”) from, and agree not to sue any of them concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you possess or may possess arising from any alleged omissions, acts, or events that have occurred up until and including the Effective Date of this Transition Agreement including, without limitation:

(1)                                  any and all claims relating to or arising from your employment relationship with QuickLogic and the termination of that relationship;

(2)                                  any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock of QuickLogic, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(3)                                  any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(4)                                  any and all claims for violation of any federal, state or municipal statute, including, but not limited to (as amended), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, and the California Family Rights Act;

(5)                                  any and all claims for violation of the federal, or any state, constitution;

(6)                                  any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(7)                                  any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Transition Agreement; and

(8)                                  any and all claims for attorneys’ fees and costs.

b.                                      This release of claims does not extend to any claim for unemployment insurance benefits; any claim for workers’ compensation benefits; claims under division 3, article 2 of the California Labor Code (which includes California Labor Code section 2802 regarding indemnity for necessary expenditures or losses by employee); any claims that you currently have or in the future may have for indemnification (statutory, equitable, contractual, pursuant to QuickLogic’s governing documents, or otherwise) or contribution; and any claim that by law may not be waived by private agreement without judicial or governmental supervision.

c.                                       This release will be and remain in effect in all respects a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Transition Agreement.

d.                                      You acknowledge that by granting this release, you are waiving claims that you know about as well as all other claims.  You therefore are waiving California Civil Code section 1542, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.

e.                                       QuickLogic hereby represents and warrants that it currently is not aware of any acts, facts or circumstances that give rise to any claims it may have against you.

14.                                 ARBITRATION.  Any and all disputes arising out of the terms of this Transition Agreement, their interpretation, and any of the matters released under this Transition Agreement, will be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes supplemented by the California Code of Civil Procedure.  The prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The prevailing party in any arbitration shall be awarded the party’s reasonable attorneys’ fees and costs.  QuickLogic and you waive the right to have any dispute between us resolved in a court of law by a judge or jury.  This paragraph will not prevent either of you or QuickLogic from seeking provisional injunctive relief from any court having jurisdiction over you and QuickLogic and the subject matter of any dispute relating to obligations under this Transition Agreement and your Confidentiality Agreement.

15.                                 OTHER TERMS.

a.                                       This Transition Agreement, including the attached Employment Agreement, the attached Indemnification Agreement between you and QuickLogic dated August 3, 2005, and, when executed, the Supplemental Release of Claims, constitutes the complete, final, and exclusive embodiment of the entire agreement between you and QuickLogic with regard to the subject matter of the Transition Agreement.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained in the Transition Agreement.

b.                                      The Transition Agreement may not be modified or amended except in writing, signed both by you and a duly authorized officer of QuickLogic.

c.                                       The Transition Agreement will bind the heirs, personal representatives, successors, and assigns of both you and QuickLogic, and inure to the benefit of both you and QuickLogic and their respective heirs, successors and assigns.

d.                                      The Transition Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within the State of California.

e.                                       This Transition Agreement constitutes a compromise and settlement of actual or potential disputed claims.  No action taken by you or QuickLogic, either previously or in connection with this Transition Agreement, will be deemed or construed to be:

(1)                                  an admission of the truth or falsity of any claims made or any potential claims; or

(2)                                  an acknowledgment or admission by either of you or QuickLogic of any fault or liability whatsoever to the other or to any third party.

f.                                         In the event that QuickLogic believes that you have failed to comply with the terms of this Transition Agreement, QuickLogic shall provide you written notice, with reasonable particularity of its position and the basis therefore, and a 5-business day period from receipt by you of the written notice (the “Notice Period”) to respond to the written notice and/or to cure any alleged failure to comply with the terms of this Transition Agreement.  QuickLogic shall not attempt to recover any of the severance payment and benefits provided to you under this Transition Agreement unless it believes, in good faith, that you have failed to cure and remain in active noncompliance with the terms of this Transition Agreement following the expiration of the Notice Period.  Any written notices issued pursuant to this paragraph shall be delivered to you at the address listed for you at the beginning of this Transition Agreement, by messenger, overnight courier or registered/certified mail, or to such other updated address that you provide to QuickLogic for these purposes.

g.                                      If any provision of this Transition Agreement is determined to be invalid or unenforceable, in whole or in part, then this determination will not affect any other provision of the Transition Agreement, and the provision in question shall be modified by the court so as to be rendered enforceable.

h.                                      The failure by QuickLogic to insist upon the performance of any of the terms and conditions in this Transition Agreement, or its failure to prosecute any breach of any of the terms and conditions of this Transition Agreement, will not be construed later as a waiver of any such terms or conditions, and this entire Transition Agreement will remain in full force and effect.

i.                                          We each will bear own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Transition Agreement, except as provided in this Transition Agreement.

j.                                          The section and paragraph headings contained in this Transition Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Transition Agreement.

16.                                 YOUR KNOWING AND VOLUNTARY ACCEPTANCE OF AGREEMENT.

a.                                       You acknowledge and agree that you were provided with twenty-one (21) days in which to consider the original version of this Transition Agreement and that you waive the recommencement of the 21-day period on account of changes made to the original version.

b.                                      You are advised to consult an attorney about this Transition Agreement.

c.                                       If you accept this Transition Agreement, you then will have an additional seven (7) days in which to revoke your acceptance, which you would do by sending me a written notice of revocation.  If you do not timely revoke your acceptance of this Transition Agreement, then the first day after expiration of the 7-day revocation period will be the Effective Date of this Transition Agreement.

d.                                      You acknowledge that this Transition Agreement is executed voluntarily and without any duress or undue influence, and with the full intent of releasing all claims.  You further acknowledge that:

(1)                                  you have read this Transition Agreement;

(2)                                  you understand the terms and consequences of this Transition Agreement and of the releases it contains; and

(3)                                  you are fully aware of the legal and binding effect of this Transition Agreement.

If this Transition Agreement is acceptable to you, please sign in the space provided below and return it to me by September 3, 2008.  All obligations of QuickLogic under this Transition Agreement are contingent upon the occurrence of the Effective Date, as defined above.

On behalf of QuickLogic, I wish you much success in your future endeavors.

Sincerely,

QUICKLOGIC CORPORATION

By:	/s/ E. Thomas Hart
E. Thomas Hart
Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Carl M. Mills
Carl M. Mills

Dated: 28 Aug, 2008

EXHIBIT A

SUPPLEMENTAL RELEASE OF CLAIMS

SUPPLEMENTAL RELEASE OF CLAIMS (“SUPPLEMENTAL RELEASE”)

YOU ARE ADVISED TO CONSULT AN ATTORNEY ABOUT THIS SUPPLEMENTAL RELEASE

1.                                      In exchange for valuable consideration, the receipt of which is hereby acknowledged, I hereby fully and forever release, on behalf of myself and my heirs, family members, executors, agents, and assigns, QuickLogic Corporation (“QuickLogic”) and its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (“the Releasees”) from, and agree not to sue any of them concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that I possess or may possess arising from any alleged omissions, acts, or events that have occurred up until and including the Effective Date of this Supplemental Release, without limitation:

a.                                       any and all claims relating to or arising from my employment relationship with QuickLogic and the termination of that relationship;

b.                                      any and all claims relating to, or arising from, my right to purchase, or actual purchase of shares of stock of QuickLogic, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.                                       any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

d.                                      any and all claims for violation of any federal, state or municipal statute, including, but not limited to (as amended), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, and the California Family Rights Act;

e.                                       any and all claims for violation of the federal, or any state, constitution;

f.                                         any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.                                      any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.                                      any and all claims for attorneys’ fees and costs.

2.                                      This Supplemental Release will be and remain in effect in all respects a complete general release as to the matters released.  This release does not extend to any obligations incurred under my Transition Agreement with QuickLogic.

3.                                       I acknowledge that by granting this release, I am waiving claims that I know about as well as all other claims.  I therefore am waiving California Civil Code section 1542, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.

4.                                       This Supplemental Release does not extend to any claim for unemployment insurance benefits; any claim for workers’ compensation benefits; any claims under Division 3, Article 2 of the California Labor Code (which includes California Labor Code section 2802 regarding indemnity for necessary expenditures or losses by employee) and any claim that by law may not be waived by private agreement without judicial or governmental supervision.  Similarly, this Supplemental Release does not extend to any claims that you currently have or in the future may have for indemnification (statutory, equitable, contractual, pursuant to the QuickLogic’s governing documents, or otherwise) or contribution.

5.                                       I acknowledge and agree that I have been provided with twenty-one (21) days in which to consider this Supplemental Release, although I am free to accept it at anytime within that 21-day period.

6.                                       If I accept this Supplemental Release, I then will have an additional seven (7) days in which to revoke my acceptance, which I may do by sending the Chief Executive Officer of QuickLogic a written notice of revocation.  If I do not timely revoke my acceptance of this Supplemental Release, then the first day after expiration of the 7-day revocation period will be its Effective Date.

7.                                       I acknowledge that this Supplemental Release is executed voluntarily and without any duress or undue influence, and with the full intent of releasing all claims.  I further acknowledge that:

a.                                       I have read this Supplemental Release;

b.                                      I understand the terms and consequences of this Supplemental Release; and

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c.                                       I am fully aware of the legal and binding effect of this Supplemental Release.

AGREED AND ACCEPTED:

Dated: , 2008.
Carl M. Mills

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EXHIBIT B

EMPLOYMENT PROPRIETARY INFORMATION, INVENTION & ARBITRATION AGREEMENT